UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2023

TRIUMPH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210, Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 251-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	TGI	New York Stock Exchange
Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Private Placement of 9.000% Senior Secured First Lien Notes due 2028

On March 14, 2023, Triumph Group, Inc. (the “Company”) completed its previously announced offering of $1.2 billion aggregate principal amount of 9.000% Senior Secured First Lien Notes due 2028 (the “Notes”). The Notes were issued pursuant to an indenture dated as of March 14, 2023 (the “Indenture”) among the Company, the subsidiary guarantors signatory thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes mature on March 15, 2028. The Notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

Use of Proceeds. The Company used $1,181.6 million of the net proceeds of the offering to (i) redeem in full all of the Company’s existing 8.875% Senior Secured First Lien Notes due 2024 (the “Existing First Lien Notes”), (ii) acquire in the Tender Offer (as defined below) a portion of the Company’s existing 6.250% Senior Secured Notes due 2024 (the “Existing Second Lien Notes” and together with the Existing First Lien Notes, the “Existing Secured Notes”), (iii) redeem the balance of the Existing Second Lien Notes that were not tendered in the Tender Offer, (iv) pay off existing borrowings, without a reduction in commitment, under its receivables securitization facility (the “Receivables Securitization Facility”) and (v) increase the Company’s available cash for general corporate purposes.

Interest. Interest on the Notes accrues at the rate of 9.000% per annum and is payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on September 15, 2023.

Guarantees. The Notes are guaranteed on a full, senior, joint and several basis by each of the Company’s domestic restricted subsidiaries that guarantee its 7.750% Senior Notes due 2025 (the “2025 Senior Notes”). In the future, each of the Company’s domestic restricted subsidiaries (other than any domestic restricted subsidiary that is a receivable subsidiary) that (1) is not an immaterial subsidiary, (2) becomes a borrower under any of its material debt facilities or (3) guarantees (a) any of its indebtedness or (b) any indebtedness of its domestic restricted subsidiaries, in the case of either (a) or (b), incurred under any of its material debt facilities, will guarantee the Notes. Under certain circumstances, the guarantees may be released without action by, or the consent of, the holders of the Notes.

Ranking. The Notes and the guarantees are senior secured obligations of the Company and the subsidiary guarantors.

Security. The Notes and the guarantees are secured, subject to permitted liens, by first-priority liens on substantially all of the Company’s and the subsidiary guarantors’ assets (including certain of the Company’s real estate assets), whether now owned or hereafter acquired, other than certain excluded property, which liens secure permitted additional first lien obligations on a pari passu basis, subject to the Collateral Trust Agreement (as defined below). Under certain circumstances, the Collateral (as defined in the Collateral Trust Agreement) may be released without action by, or the consent of, the holders of the Notes. The Notes and the guarantees are not be secured by the assets of non-guarantor subsidiaries, which include the unrestricted subsidiaries to whom certain of the Company’s accounts receivables are and may in the future be sold to support borrowing under the Receivables Securitization Facility. No appraisal of the value of the Collateral has been made in connection with the offering, and the value of the Collateral in the event of liquidation may be materially different from the book value. Some of the Company’s assets are excluded from the Collateral.

Collateral Trust Agreement. The Company, the subsidiary guarantors, the Collateral Trustee and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), in its capacity as the trustee for the Existing First Lien Notes, entered into a collateral trust agreement on August 17, 2020 (the “Collateral Trust Agreement”). The Company and the Guarantors delivered reaffirmation agreements with respect to the Collateral Trust Agreement in connection with the issuance of the Notes to reaffirm and grant the liens on the Collateral to secure the Notes, the guarantees and all obligations with respect thereto. As of the Issue Date, the Collateral Trust Agreement sets forth therein the relative rights with respect to the Collateral as among the trustee for the Notes and certain subsequent holders of first lien obligations and covering certain other matters relating to the administration of security interests. The Collateral Trust Agreement generally controls substantially all matters related to the Collateral, including with respect to decisions, distribution of proceeds or enforcement, and the Collateral Trustee may take actions that the holders of the Notes may disagree with or that may be contrary to the interests of the holders of the Notes. Pursuant to the Collateral Trust Agreement, as of the issue date of the Notes, the Collateral Trustee controls certain matters related to the Collateral that the Collateral Trust Agreement specifies are in its discretion. If the Company incurs certain types of additional first lien obligations, the Controlling First Lien Holders (as defined in the Collateral Trust Agreement) will have the right to control decisions relating to the Collateral that are outside the Collateral Trustee’s discretion under the Collateral Trust Agreement and the Note holders may no longer be in control of such decisions. The Collateral Trust Agreement was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2020 and is incorporated by reference herein.

Optional Redemption. The Company may redeem the Notes, in whole or in part, at any time or from time to time on or after March 15, 2025, at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. At any time or from time to time prior to March 15, 2025, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make whole premium, together with accrued and unpaid interest, if any, to the redemption date. In addition, the Company may redeem up to 40% of the aggregate principal amount of the outstanding Notes prior to March 15, 2025, with the net cash proceeds from certain equity offerings at a redemption price equal to 109.000% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date.

Special Optional Redemption. The Company may redeem, at any time from time to time before March 15, 2025, up to 10% of the aggregate principal amount of the notes per annum, at a redemption price equal to 103% of the aggregate principal amount plus accrued and unpaid interest, if any, to the redemption date.

Change of Control. If the Company experiences specific kinds of changes of control, the Company is required to offer to purchase all of the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants. The Indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make other distributions; (iii) make other restricted payments and investments; (iv) create liens; (v) incur restrictions on the ability of restricted subsidiaries to pay dividends or make certain other payments; (vi) sell assets, including capital stock of restricted subsidiaries; (vii) merge or consolidate with other entities; and (ix) enter into transactions with affiliates. In addition, the Indenture requires, among other things, the Company to provide financial and current reports to holders of the Notes or file such reports electronically with the SEC. These covenants are subject to a number of exceptions, limitations and qualifications set forth in the Indenture, as well as suspension periods in certain circumstances.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Redemption of Existing Secured Notes

On March 14, 2023, the Company redeemed (i) approximately $543.8 million aggregate principal amount of Existing First Lien Notes (representing all of the outstanding Existing First Lien Notes) at a redemption price of 104.438% of the principal amount thereof, plus accrued and unpaid interest to March 14, 2023 and (ii) approximately $10.7 million aggregate principal amount of the Existing Second Lien Notes (representing all of the outstanding Existing Second Lien Notes after the Tender Offer) at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to March 29, 2023. The Company spent approximately $568.0 million plus accrued and unpaid interest to redeem the remaining Existing First Lien Notes and approximately $10.7 million plus accrued and unpaid interest to redeem the remaining Existing Second Lien Notes. As a result, the indenture governing the Existing First Lien Notes and the indenture governing the Existing Second Lien Notes Indenture have been satisfied and discharged in accordance with their respective terms.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Notes is incorporated by reference into this Item 2.03.

ITEM 8.01. OTHER EVENTS.

On March 13, 2023, the Company announced the early tender results for its previously announced tender offer (the “Tender Offer”) to purchase any and all of the Company’s outstanding Existing Second Lien Notes. As of the Early Tender Deadline (as defined in the press release), the aggregate principal amount of the Existing Second Lien Notes that have been validly tendered and not validly withdrawn was approximately $514.3 million, representing 97.96% of the $525.0 million aggregate outstanding principal amount of the Existing Second Lien Notes. The balance of the Existing Second Lien Notes were subject to Redemption, as described in Item 1.02 above. A copy of the press release announcing the early tender results is hereby incorporated by reference and attached hereto as Exhibit 99.1.

On March 14, 2023, the Company issued a press release announcing the closing of the Notes offering. A copy of the press release is hereby incorporated by reference and attached hereto as Exhibit 99.2.

This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 14, 2023, among Triumph Group, Inc., the subsidiary guarantors signatory thereto and U.S. Bank Trust Company, National Association, as trustee for the Notes.

4.2	Form of 9.000% Senior Secured First Lien Notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).

99.1	Press Release announcing the early tender results of the Tender Offer, dated March 13, 2023.

99.2	Press Release announcing completion of debt refinancing, dated March 14, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2023	TRIUMPH GROUP, INC.

	By:	/s/ Thomas A. Quigley, III
Thomas A. Quigley, III
Vice President, Investor Relations, Mergers & Acquisitions & Treasurer